EXCHANGE AGREEMENT

                            exchanging

  1,802 SHARES OF SERIES 13 CLASS M CONVERTIBLE PREFERRED STOCK,

                    PAR VALUE $.001 PER SHARE

                                of

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                     (a Delaware corporation)

                               for

  1,802 SHARES OF SERIES 16 CLASS P CONVERTIBLE PREFERRED STOCK,

                    PAR VALUE $.001 PER SHARE


                                of

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                     (a Delaware corporation)

                        TABLE OF CONTENTS

                                                             Page

1.   Exchange and Subscription for Purchase of Securities. . . .3
     1.1  Issuance of Common Stock and Warrants. . . . . . . . .3
          1.1.1     Delivery . . . . . . . . . . . . . . . . . .3
          1.1.2     Cancellation of Series 13 Preferred. . . . .4
          1.1.4     Restrictive Legends. . . . . . . . . . . . .4
     1.2  Discharge. . . . . . . . . . . . . . . . . . . . . . .4
     1.3  Exchange . . . . . . . . . . . . . . . . . . . . . . .4
     1.4  Reporting Company. . . . . . . . . . . . . . . . . . .4
     1.5  Terms of the Series 16 Preferred . . . . . . . . . . .5
     1.6  No Effect on Series 10 Warrants. . . . . . . . . . . .5

2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . .5

3.   Representations, Warranties and Covenants of Subscriber . .5
     3.1  Investment Intent. . . . . . . . . . . . . . . . . . .5
     3.2  Certain Risk . . . . . . . . . . . . . . . . . . . . .5
     3.3  Prior Investment Experience. . . . . . . . . . . . . .6
     3.4  No Review by the SEC . . . . . . . . . . . . . . . . .6
     3.5  Not Registered . . . . . . . . . . . . . . . . . . . .6
     3.6  No Public Market . . . . . . . . . . . . . . . . . . .7
     3.7  Sophisticated Investor . . . . . . . . . . . . . . . .7
     3.8  Tax Consequences . . . . . . . . . . . . . . . . . .  7
     3.9  SEC Filing . . . . . . . . . . . . . . . . . . . . . .8
     3.10 Documents, Information and Access. . . . . . . . . .  8
     3.11 No Registration, Review or Approval. . . . . . . . . .8
     3.12 Transfer Restrictions. . . . . . . . . . . . . . . .  8
     3.13 No Short Sale. . . . . . . . . . . . . . . . . . . . .9
     3.14 No Commission. . . . . . . . . . . . . . . . . . . .  9
     3.15 Reliance . . . . . . . . . . . . . . . . . . . . . . .9
     3.16 Accuracy or Representations and Warranties . . . . .  9
     3.17 Indemnity. . . . . . . . . . . . . . . . . . . . . . .9
     3.18 Survival . . . . . . . . . . . . . . . . . . . . . . 10

4.   Representations, Warranties and Covenants of the Company. 10
     4.1  Organization, Authority, Qualification . . . . . . . 10
     4.2  Authorization. . . . . . . . . . . . . . . . . . . . 10
     4.3  No Commission. . . . . . . . . . . . . . . . . . . . 10
     4.4  Ownership of, and Title to, Securities . . . . . . . 10

     4.5  Exemption from Registration. . . . . . . . . . . . . 10

     4.6  Registration Rights . . . . . . . . . . . . . . . . .11

5.   Registration. . . . . . . . . . . . . . . . . . . . . . . 11
     5.1  Current Registration Statement . . . . . . . . . . . 11
     5.2  2.0% Penalty.. . . . . . . . . . . . . . . . . . . . 12
     5.3  Other Provisions . . . . . . . . . . . . . . . . . . 12
     5.4  Costs. . . . . . . . . . . . . . . . . . . . . . . . 12
     5.5  Successors . . . . . . . . . . . . . . . . . . . . . 13

6.   Indemnification.. . . . . . . . . . . . . . . . . . . . . 13
     6.1  By the Company . . . . . . . . . . . . . . . . . . . 13
     6.2  By the Subscriber. . . . . . . . . . . . . . . . . . 13
     6.3  Procedure. . . . . . . . . . . . . . . . . . . . . . 14

7.   Securities Legends and Notices. . . . . . . . . . . . . . 14

8.   Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . 16
     8.1  Assignment and Power of Attorney . . . . . . . . . . 16
     8.2  Amendment; Waiver. . . . . . . . . . . . . . . . . . 16
     8.3  Binding Effect; Assignment . . . . . . . . . . . . . 16
     8.4  Governing Law; Litigation Costs. . . . . . . . . . . 16
     8.5  Severability . . . . . . . . . . . . . . . . . . . . 17
     8.6  Headings . . . . . . . . . . . . . . . . . . . . . . 17
     8.7  Counterparts . . . . . . . . . . . . . . . . . . . . 17
     8.8  Transfer Taxes . . . . . . . . . . . . . . . . . . . 17
     8.9  Entire Agreement . . . . . . . . . . . . . . . . . . 17
     8.10 Authority; Enforceability. . . . . . . . . . . . . . 17
     8.11 Notices. . . . . . . . . . . . . . . . . . . . . . . 18
     8.12 No Third Party Beneficiaries . . . . . . . . . . . . 18
     8.13 Public Announcements . . . . . . . . . . . . . . . . 18
     8.14 Conflicts with Subscription Agreement. . . . . . . . 19

Exhibit "A"    Certificate of Designations

     THIS EXCHANGE AGREEMENT (the "Agreement") is entered into on the 3rd day of August 1999, by and between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation, having offices at 1940 Northwest 67th Place, Gainesville, Florida 32653 (the "Company"), and RBB BANK AKTIENGESELLSCHAFT, organized under the laws of Austria, and having its principal offices at Burgring 16, 8101 Graz, Austria (the "Subscriber").

                       W I T N E S S E T H:

     WHEREAS, the Company and the Subscriber previously entered into a certain Private Securities Subscription Agreement dated June 30, 1998 ("Subscription Agreement") under which (i) 3,000 shares of "Series 10 Class Convertible Preferred Stock," par value $.001 per share (the "Series 10 Preferred"), and (ii) an aggregate of 350,000 common stock purchase warrants were issued to the Subscriber in the form of one common stock purchase warrant dated June 30, 1998, providing for the purchase of 200,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price of $1.875 per share, and one common stock warrant dated June 30, 1998, providing for the purchase of 150,000 shares of Common Stock at an exercise price of $2.50 per share (collectively, the "Series 10 Warrants")(the Common Stock issuable upon the exercise of the Series 10 Warrants is referred to hereinafter as the "Warrant Shares");

     WHEREAS, pursuant to the terms of the Series 10 Preferred, the Subscriber has previously converted seven hundred forty-eight (748) shares of Series 10 Preferred into Common Stock leaving two thousand two hundred fifty-two (2,252) shares remaining issued and outstanding;

     WHEREAS, the Company and the Subscriber previously entered into a certain Exchange Agreement dated as of the 15th day of July, 1999 ("First Exchange Agreement"), under which all of the Series 10 Preferred were delivered and tendered to the Company in exchange (the "First Exchange") for an aggregate of two thousand two hundred fifty-two (2,252) shares of "Series 13 Class M Convertible Preferred Stock" (the "Series 13 Preferred");

     WHEREAS, pursuant to the terms of the Series 13 Preferred, the Company redeemed four hundred fifty (450) shares of the Series 13
Preferred, leaving one thousand eight hundred two (1,802) shares of Series 13 Preferred issued and outstanding;

     WHEREAS, the Subscriber owns all of the issued and outstanding shares of Series 13 Preferred as of the date of this Agreement;

     WHEREAS, the Company and the Subscriber both desire to enter into this Agreement, under which all of the issued and outstanding shares of the Series 13 Preferred will be delivered and tendered to the Company in exchange (the "Second Exchange") for an aggregate of one thousand eight hundred two (1,802) shares of a new series of convertible preferred stock, par value $.001 per share, to be designated by the Company's Board of Directors as "Series 16 Class P Convertible Preferred Stock" (the "Series 16 Preferred"), with the Series 16 Preferred containing such terms, conditions, restrictions and provisions as set forth in the Series 16 Preferred Certificate of Designations, attached hereto as Exhibit "A," ("Series 16 Preferred Certificate of Designations");

     WHEREAS, upon execution of this Agreement, the Subscription
Agreement and the First Exchange Agreement are each to be terminated in all respects;

     WHEREAS, the terms, conditions, restrictions and provisions of the Series 16 Preferred shall be the same as the terms, conditions, restrictions and provisions of the Series 13 Preferred, except that
(i) the Series 16 Preferred shall not be convertible for a period of twelve months from April 20, 1999, (ii) the Minimum Conversion Price (as defined herein) shall be $1.50 for a period of twenty-four months from April 20, 1999, (iii) for a period of twelve months from April 20, 1999, the Company shall have the option of redeeming the Series 16 Preferred for $1,100 per share, at any time and from time to time, and if the Company does redeem the Series 16 Preferred during the first twelve months from April 20, 1999, the holder of the Series 16 Preferred so redeemed shall not have the right to convert such redeemed shares, (iv) after a period of twelve months from April 20, 1999, the Company shall, at any time and from time to time, have the option of redeeming the Series 16 Preferred for $1,200 per share, and (v) after a period of twelve months from April 20, 1999, upon receipt of notice of redemption, the holder of the Series 16 Preferred being redeemed shall have five business days in which to exercise an option to convert some or all of the shares of Series 16 Preferred being redeemed by the Company;


     WHEREAS, the Series 10 Warrants shall not be affected by this Agreement and shall remain issued and outstanding pursuant to the terms, provisions and conditions of the Series 10 Warrants;

     WHEREAS, the shares of Common Stock issuable upon conversion of the Series 16 Preferred ("Conversion Shares") and the Series 16 Preferred are collectively referred to hereinafter as the "Securities;"

     WHEREAS, the Company and the Subscriber each desire that the Exchange and the execution of the Agreement act to fully and completely terminate the Subscriber's rights under the Series 13 Preferred, terminate the Series 13 Preferred and will act to fully and completely release all obligations of the Company under the Series 13 Preferred;

     WHEREAS, the Common Stock is listed for trading on the Boston Stock Exchange and the National Association of Securities Dealers Automated Quotation SmallCap market ("NASDAQ"), and the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has been subject to such filing requirements for the past ninety (90) days;

     WHEREAS, the Subscriber is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and the Subscriber received all information as required under Rule 502 of Regulation D.;

     WHEREAS, the Subscriber is not a "U. S. Person," as such term is defined in Regulation S promulgated under the Securities Act;

     WHEREAS, in reliance upon the representations made by the Subscriber in this Agreement, the transactions contemplated by this Agreement are such that the offer and exchange of securities by the Company hereunder will be exempt from registration under applicable federal (U. S.) securities laws since this is an exchange offer pursuant to Section 3(a)(9) of the Securities Act, and it is a private placement and intended to be a nonpublic offering pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act; and,

     WHEREAS, the Securities will not be quoted or listed for trading on any securities exchange, organized market or quotation system at the time of acquisition hereunder.

     NOW, THEREFORE, for and in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   Exchange and Subscription for Purchase of Securities.

     1.1  Issuance of Common Stock and Warrants.   In full and
          complete termination of the Series 13 Preferred and the Subscriber's rights, and the interest in and to the Series 13 Preferred, and in full and complete release of any and all obligations of the Company under the Series 13 Preferred and to the Subscriber under the Series 13 Preferred, at the Closing (as defined herein) the Subscriber shall deliver all of the issued and outstanding shares of the Series 13 Preferred to the Company in exchange for 1,802 shares of Series 16 Preferred, containing such terms, conditions and provisions as set forth in the Series 16 Preferred Certificate of Designations, pursuant to the terms and conditions set forth in this Agreement. Dividends on the Series 13 Preferred shall cease to accrue as of the close of business on the day immediately preceding the date of this Agreement, and dividends on the Series 16 Preferred shall begin to accrue on the date of this Agreement.

          1.1.1 Delivery. Upon receipt by the Company of the canceled Series 13 Preferred duly assigned to the Company, the Company shall deliver or cause to be delivered: (a) to Conner & Winters, A Professional Corporation ("Conner & Winters"), a certificate or certificates representing the 1,802 shares of Series 16 Preferred issued in the name of the Subscriber, in such denominations as Subscriber requests in writing, to be held in escrow by Conner & Winters, for the Subscriber; and (b) to the Subscriber, written evidence from the Secretary of State of the State of Delaware that the Series 16 Preferred Certificate of Designations has been filed in the Office of the Secretary of State of the State of Delaware on or before the Closing Date.

          1.1.2 Cancellation of Series 13 Preferred. At the Closing the Subscriber does hereby assign and transfer unto the Company all of the Series 13 Preferred, the Series 13 Preferred shall be terminated and rendered null and void in all respects, and Conner & Winters is directed to deliver to the Company the Series 13 Preferred marked "Canceled."

            1.1.3 Termination of Previous Agreements. Each of the Subscription Agreement and the First
                    Exchange Agreement is hereby terminated in its entirety.

          1.1.4 Restrictive Legends. Subscriber agrees that all certificates representing the Securities shall bear the restrictive legend substantially in the form set forth in Section 7 below which shall include, but not be limited to, a legend to the effect that (a)the Securities represented by such certificate have not been registered under the Securities Act, and (b) unless there is an effective registration statement relating to the Securities, the Securities may not be offered, sold, transferred, mortgaged, pledged or hypothecated without an exemption from registration and an opinion of counsel to the Company with respect thereto, or an opinion from counsel for the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Securities Act is not required in connection with such sale or transfer and the reasons therefor.

     1.2 Discharge. As of the Closing, the Series 13 Preferred shall be fully terminated in all respects. From and after the Closing, the Subscriber releases, acquits and forever discharges the Company, and all of its respective subsidiaries, affiliates, agents, employees, officers, and directors, as well as their respective heirs, suc-cessors, legal and personal representatives, and assigns of any and all of them, from and against any and all claims, liabilities, losses, damages, cause or causes of action of any kind or character whatsoever, whether liquidated, unliquidated or disputed, asserted or assertable, known or unknown, in contract or in tort, at law or in equity, which the Subscriber might now or hereafter have arising out of or in connection with or relating to the Series 13 Preferred.

     1.3 Exchange. On the basis of the representations, warranties, covenants and agreements, and subject to the terms and conditions set forth herein, at the Closing, the Company agrees to exchange and deliver to the Subscriber, and the Subscriber agrees to accept in such exchange the delivery from the Company, of the Series 16 Preferred in exchange for the transfer of the Series 13 Preferred from the Subscriber to the Company.

     1.4  Reporting Company.   The Company is a reporting company
          under the Exchange Act and has filed with the United States Securities and Exchange Commission (the "SEC") all reports required to be filed by the Company under Section

          13 or 15(d) of the Exchange Act. The Subscriber has had the opportunity to review, and has reviewed, all such reports and information which the Subscriber deemed material to an investment decision regarding the purchase of the Series 16 Preferred.

     1.5  Terms of the Series 16 Preferred.  The Series 16
          Preferred shall contain and be subject to the terms, conditions, preferences and restrictions set forth in the Series 16 Preferred Certificate of Designations attached hereto as Exhibit "A."

     1.6 No Effect on Series 10 Warrants. Nothing contained in this Agreement shall have any effect on the Series 10
          Warrants.

2.   Closing.

     2.1  Closing.  The consummation of this Agreement (the
          "Closing") will occur on at the time and on the date that the 1,802 shares of Series 16 Preferred are delivered by the Company to Conner & Winters (the "Closing Date").

3. Representations, Warranties and Covenants of Subscriber. The Subscriber hereby represents, warrants and covenants to the Company as follows:

     3.1 Investment Intent. The Subscriber represents and warrants that the shares of Series 16 Preferred are being, and any underlying Conversion Shares will be, purchased or acquired solely for the Subscriber's own account, for investment purposes only and not with a view toward the distribution or resale to others. The Subscriber acknowledges, understands and appreciates that the Securities have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in large part, upon the Subscriber's representations as to investment invention, investor status, and related and other matters set forth herein. Subscriber understands that, in the view of the SEC, among other things, a purchase now with an intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available.

     3.2 Certain Risk. The Subscriber recognizes that the purchase of the Series 16 Preferred involves a high degree of risk in that (a) the Company has sustained losses through December 31, 1998, from its operations, and may require substantial funds in addition to the proceeds of this private placement; (b) that the Company has a substantial accumulated deficit; (c) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Series 16 Preferred; (d) an investor may not be able to liquidate his investment; (e) transferability of the Series 16 Preferred is extremely limited; (f) in the event of a disposition an investor could sustain the loss of his entire investment; (g) the Series 16 Preferred represent non-voting equity securities, and the right to convert into and purchase shares of voting equity securities in a corporate entity that has an accumulated deficit; (h) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; and, (i) while the Common Stock is presently quoted and traded on the Boston Stock Exchange and the NASDAQ and while the Subscriber is a beneficiary of certain registration rights provided herein, the Series 16 Preferred subscribed for and that are purchased under this Agreement and the Conversion Shares (y) are not registered under applicable federal (U. S.) or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described herein, and (z) the Series 16 Preferred subscribed for and that are to be purchased under this Agreement are not quoted, traded or listed for trading or quotation on the NASDAQ, or any other organized market or quotation system, and there is therefore no present public or other market for the Series 16 Preferred, nor can there be any assurance that the Common Stock of the Company will continue to be quoted, traded or listed for trading or quotation on the Boston Stock Exchange or the NASDAQ or on any other organized market or quotation system.

     3.3 Prior Investment Experience. The Subscriber acknowledges that it has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to it and to evaluate the merits and risks of such an investment on its behalf, and that it recognizes the highly speculative nature of this investment.

     3.4 No Review by the SEC. The Subscriber hereby acknowledges that this offering of the Series 16 Preferred has not been reviewed by the SEC because this private placement is intended to be an exchange offer under Section 3(a)(9) of the Securities Act and a nonpublic offering pursuant to Section 4(2) of the Securities Act and/or Regulation
          D promulgated under the Securities Act.

     3.5 Not Registered. The Subscriber understands that the Series 16 Preferred and the Conversion Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon the Subscriber's investment intention. In this connection, the Subscriber understands that it is the position of the SEC that the statutory basis for such exemption would not be present if its representation merely meant that its present intention was to hold such securities for a short period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise (assuming that a market develops), or for any other fixed period.

     3.6 No Public Market. The Subscriber understands that there is no public market for the Series 16 Preferred. The Subscriber understands that although there is presently a public market for the Common Stock, including the Conversion Shares, Rule 144 (the "Rule") promulgated under the Securities Act requires, among other conditions, a one-year holding period following full payment of the consideration therefor prior to the resale (in limited amounts) of securities acquired in a nonpublic offering without having to satisfy the registration requirements under the Securities Act. The Subscriber understands that the Company makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Exchange Act, or its dissemination to the public of any current financial or other information concerning the Company, as is required by the Rule as one of the conditions of its availability. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Series 16 Preferred or the Conversion Shares under the Securities Act. The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by the Subscriber contained herein or any sale or distribution by the Subscriber in violation of the Securities Act or any applicable state securities or "blue sky" laws (collectively, "Securities Laws").

     3.7 Sophisticated Investor. That (a) the Subscriber has adequate means of providing for the Subscriber's current financial needs and possible contingencies and has no need for liquidity of the Subscriber's investment in the Series 16 Preferred; (b) the Subscriber is able to bear the economic risks inherent in an investment in the Series 16 Preferred and that an important consideration bearing on its ability to bear the economic risk of the purchase of Series 16 Preferred is whether the Subscriber can afford a complete loss of the Subscriber's investment in the Series 16 Preferred and the Subscriber represents and warrants that the Subscriber can afford such a complete loss; and (c) the Subscriber has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to, investments in restricted, non-listed and non-registered securities) that the Subscriber is capable of evaluating the merits, risks and advisability of an investment in the Series 16 Preferred.

     3.8 Tax Consequences. The Subscriber acknowledges that the Company has made no representation regarding the potential or actual tax consequences for the Subscriber which will result from entering into the Agreement and from consummation of the Exchange. The Subscriber acknowledges that it bears complete responsibility for obtaining adequate tax advice regarding the Agreement and the Exchange.

     3.9 SEC Filing. The Subscriber acknowledges that it has been previously furnished with true and complete copies of the following documents which have been filed with the SEC pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act, and that such have been furnished to the Subscriber a reasonable time prior to the date hereof:
          (i) Annual Report on Form 10-K for the year ended December 31, 1998 (the "Form 10-K"); (ii) Current Report on Form 8-K, date of earliest event reported April 8, 1999; (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; (iv) Current Report on Form 8-K, date of earliest event reported June 1, 1999; and (v) the information contained in any reports or documents required to be filed by the Company under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the distribution of the Form 10-K.

     3.10 Documents, Information and Access. The Subscriber's decision to purchase the Series 16 Preferred is not based on any promotional, marketing or sales materials, and the Subscriber and its representatives have been afforded, prior to purchase thereof, the opportunity to ask questions of, and to receive answers from, the Company and its management, and has had access to all documents and information which Subscriber deems material to an investment decision with respect to the purchase of Series 16 Preferred hereunder.

     3.11 No Registration, Review or Approval. The Subscriber acknowledges and understands that the private offering and sale of securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Securities Laws. The Subscriber acknowledges, understands and agrees that the shares of Series 16 Preferred are being offered and exchanged hereunder pursuant to (i) an exchange offer exemption under Section 3(a)(9) of the Securities Act and (ii) (y) a private placement exemption to the registration provisions of the Securities Act pursuant to Section 4(2) of such Securities Act and/or Regulation D promulgated under the Securities Act) and (z) a similar exemption to the registration provisions of applicable state securities laws.

     3.12 Transfer Restrictions. The Subscriber will not transfer any Series 16 Preferred Securities purchased under this Agreement or any Conversion Shares purchased under this Agreement unless such are registered under the Securities Laws, or unless an exemption is available under such Securities Laws, and the Company may, if it chooses, where an exemption from registration is claimed by such Subscriber, condition any transfer of Series 16 Preferred or Conversion Shares out of the Subscriber's name on receipt of an opinion of the Company's counsel, to the effect that the proposed transfer is being effected in accordance with, and does not violate, an applicable exemption from registration under the Securities Laws, or an opinion of counsel to the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Securities Act is not required in connection with such sale or transfer and the reasons therefor.

     3.13 No Short Sale. The Subscriber expressly agrees that until such time that it has sold all of the Securities that it shall not, directly or indirectly, through an affiliate (as that term is defined under Rule 405 promulgated under the Securities Act) or by, with or through an unrelated third party or entity, whether or not pursuant to a written or oral understanding, agreement, arrangement, scheme, or artifice of nature whatsoever, engage in the short selling of the Company's Common Stock or any other equity securities of the Company, whether now existing or hereafter issued, or engage in any other activity of any nature whatsoever that has the same effect as a short sale, or is a de facto or de jure short sale, of the Company's Common Stock or any other equity security of the Company, whether now existing or hereafter issued, including, but not limited to, the sale of any rights pursuant to any understanding, agreement, arrangement, scheme or artifice of any nature whatsoever, whether oral or in writing, relative to the Company's Common Stock or any other equity securities of the Company whether now existing or hereafter created.

     3.14 No Commission. The Subscriber agrees and acknowledges that no commission or other remuneration is being paid or given directly or indirectly for soliciting the Exchange.

     3.15 Reliance. The Subscriber understands and acknowledges that the Company is relying upon all of the representations, warranties, covenants, understandings, acknowledgments and agreements contained in this Agreement in determining whether to accept this subscription and to sell and issue the Series 16
          Preferred to the Subscriber.

     3.16 Accuracy or Representations and Warranties. All of the representations, warranties, understandings and acknowledgments that Subscriber has made herein are true and correct in all material respects as of the date of execution hereof. The Subscriber will perform and comply fully in all material respects with all covenants and agreements set forth herein, and the Subscriber covenants and agrees that until the acceptance of this Agreement by the Company, the Subscriber shall inform the Company immediately in writing of any changes in any of the representations or warranties provided or contained herein.

     3.17 Indemnity. The Subscriber hereby agrees to indemnify and hold harmless the Company, and the Company's successors and assigns, from, against and in all respects of any demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses (including, without limitation, interest, penalties, and attorney and accountants' fees, disbursements and expenses), arising out of or relating to any breach by Subscriber of any representations, warranty, covenant or agreement made by Subscriber in this Agreement. Such right to indemnification shall be in addition to any and all other rights of the Company under this Agreement or otherwise, at law or in equity.

     3.18 Survival. The Subscriber expressly acknowledges and agrees that all of its representations, warranties, agreements and covenants set forth in this Agreement shall be of the essence hereof and shall survive the execution, delivery and Closing of this Agreement, the sale, purchase, and conversion, if any, of the Series 16 Preferred, the sale of the Conversion Shares, the exercise of the Series 10 Warrants, and the sale of the Warrant Shares.

4. Representations, Warranties and Covenants of the Company. In order to induce Subscriber to enter into this Agreement and to exchange the Series 13 Preferred for the Series 16 Preferred, the Company hereby represents, warrants and covenants to Subscriber as follows:

     4.1 Organization, Authority, Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated.

     4.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. Upon the execution of this Agreement by the Company and delivery of the Securities, this Agreement shall have been duly and validly executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3 No Commission. The Company agrees and acknowledges that no commission or other remuneration is being paid or given directly or indirectly for soliciting the Exchange.

     4.4 Ownership of, and Title to, Securities. The Series 16 Preferred to be exchanged for the Series 13 Preferred by the Subscriber are, and all Conversion Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable shares of the capital stock of the Company, free of personal liability. Upon consummation of the exchange of the Series 16 Preferred (and upon the conversion of the Series 16 Preferred, in whole or in part) pursuant to this Agreement, the Subscriber will own and acquire title to the Series 16 Preferred (and the Conversion Shares, as the case may be) free and clear of any and all proxies, voting trusts, pledges, options, restrictions, or other legal or equitable encumbrance of any nature whatsoever (other than the restrictions on transfer due to Securities Laws or as otherwise provided for in this Agreement or the Series 16 Preferred Certificate of Designations).

     4.5 Exemption from Registration. The offer and exchange of securities with the Subscriber in accordance with the terms and provisions of this Agreement is being affected in accordance with the Securities Act, pursuant to an exchange offer exemption to the registration provision of the Securities Act pursuant to Section 3(a)(9) thereunder and to a private placement exemption to the registration provisions of the Act pursuant to Section 4(2) of such Act and/or Regulation D promulgated under the Securities Act, based on the representations, warranties and covenants made by the Subscriber contained in this Agreement.

     4.6 Registration Rights. In order to induce the Subscriber to enter into this Agreement and purchase the Securities, the Company hereby covenants and agrees to grant to the Subscriber the rights set forth in this Section 5 with respect to the registration of the Warrant Shares and the Conversion Shares.

5. Registration. Subject to the terms of Section 5 hereof, the Company agrees that it shall prepare and file with the SEC, a registration statement on Form S-3 or equivalent form (the "Registration Statement") and such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Company in order to comply with the provisions of the Securities Act, so as to permit a public offering and sale by the Subscriber of up to 2,200,000 shares of Common Stock issuable upon conversion of the Series 10 Preferred, Series 13 Preferred or Series 16 Preferred, plus up to 350,000 shares of Common Stock, if any, issuable as payment of dividends on the Series 10 Preferred, Series 13 Preferred or Series 16 Preferred pursuant to the terms of the applicable series of preferred stock, and 350,000 shares of Common Stock issuable upon exercise of the Series 10 Warrants. The Company shall use its reasonable efforts to cause such Registration Statement to become effective on or before January 31, 2000. In connection with the offering of such Common Stock registered pursuant to this Section 5, the Company shall take such actions as shall be reasonably necessary to qualify the Common Stock covered by such Registration Statement under such "blue sky" or other state securities laws for offer and sale as shall be reasonably necessary to permit the public offering and sale of shares of Common Stock covered by such Registration Statement; provided, however, that the Company shall not be required (a) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (b) to subject itself to taxation in any such jurisdiction, or (c) to consent to general service of process in any such jurisdiction. It is expressly agreed that in no event are any registration rights being granted to any of the Series 10 Preferred, Series 13 Preferred or Series 16 Preferred itself, but only with respect to the underlying Conversion Shares issuable upon exercise of the Series 10 Preferred, Series 13 Preferred or Series 16 Preferred, as applicable, and the Warrant Shares issuable upon the exercise of the Series 10 Warrants.

     5.1 Current Registration Statement. Once effective, the Company shall use its reasonable efforts to cause such Registration Statement filed hereunder to remain current and effective for a period of three (3) years or until the shares of Common Stock covered by such Registration Statement are sold by the Subscriber, whichever is sooner. The Subscriber shall promptly provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement.

     5.2 2.0% Penalty. In the event the Registration Statement referred to in Section 5.1 above is not declared effective by the SEC before 5:00 p.m. Eastern Daylight Savings Time on January 31, 2000 (or the next business day thereafter if such day is a Saturday, Sunday or legal holiday), the Company agrees to pay to the Subscriber a penalty in an amount equal to two percent (2%) of the product of (a) the number of shares of Series 16 Preferred then outstanding times (b) $1,000, payable in cash. The Company agrees that for each month thereafter which terminates without the Registration Statement being declared effective by the SEC before 5:00 p.m. Eastern Daylight Savings Time on the last day thereof (or the next business day thereafter if such day is a Saturday, Sunday or legal holiday), the Company shall pay to the Subscriber a penalty in an amount equal to two percent (2%) of the product of (a) the number of shares of Series 16 Preferred then outstanding times (b) $1,000, payable in cash.

     5.3 Other Provisions. In connection with the offering of any Conversion Shares and/or Warrant Shares registered pursuant to this Section 5, the Company shall furnish to the Subscriber such number of copies of any final prospectus as it may reasonably request in order to effect the offering and sale of the Conversion Shares and/or Warrant Shares to be offered and sold. In connection with any offering of Conversion Shares and/or Warrant Shares registered pursuant to this Section 5.3, the Company shall (a) furnish to the underwriters (if any), at the Company's expense, unlegended certificates representing ownership of the Conversion Shares and/or Warrant Shares sold under such Registration Statement in such denominations as requested and (b) instruct any transfer agent and registrar of the Conversion Shares and/or Warrant Shares to release immediately any stop transfer order, and to remove any restrictive legend, with respect to Conversion Shares and/or Warrant Shares included in any registration becoming effective pursuant to this Agreement upon the sale of such shares by the Subscriber.

     5.4 Costs. Subject to the immediately following sentence, the Company shall in all events pay and be responsible for all fees, expenses, costs and disbursements

       THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK associated with the Registration Statement relating to the Conversion Shares and the Warrant Shares under this
          Section 5, including filing fees, fees, costs and disbursements of any counsel, accountants and other consultants representing the Company in connection therewith. Notwithstanding anything set forth herein to the contrary, Subscriber shall be responsible for and pay any and all underwriting discounts and commissions in connection with the sale of the Conversion Shares and/or Warrant Shares pursuant hereto and all fees of its legal counsel and other advisors retained in connection with reviewing any registration statement.

     5.5 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, properties, stock or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.   Indemnification.

     6.1 By the Company. Subject to the terms of this Section 6, the Company will indemnify and hold harmless the Subscriber, its directors and officers, and any underwriter (as defined in the Securities Act) for the Subscriber and each person, if any, who controls the Subscriber or such underwriter within the meaning of the Act, from and against, and will reimburse the Subscriber and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement filed with the SEC in connection with the Conversion Shares, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Subscriber, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

     6.2 By the Subscriber. Subject to the terms of this Section 6, the Subscriber will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement filed with the SEC in connection to the Conversion Shares, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon, and in strict conformity with, written information furnished by, or on behalf of, the Subscriber specifically for use in the preparation thereof.

     6.3 Procedure. Promptly after receipt by an indemnified party pursuant to the provisions of Section 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, assume the defense thereof; or, if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified parties have the right to select only one (1) separate counsel to participate in the defense of such action on behalf of all such indemnified parties. After notice from the indemnifying parties to such indemnified party of the indemnifying parties' election so to assume the defense thereof, the indemnifying parties will not be liable to such indemnified parties pursuant to the provisions of said Section 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified parties in connection with the defense thereof, other than reasonable costs of investigation, unless (a) the indemnified parties shall have employed counsel in accordance with the provisions of the preceding sentence;
          (b) the indemnifying parties shall not have employed counsel satisfactory to the indemnified parties to represent the indemnified parties within a reasonable time after the notice of the commencement of the action or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying parties.

7. Securities Legends and Notices. Subscriber represents and warrants that it has read, considered and understood the following legends, and agrees that such legends, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Series 16 Preferred:

     Series 16 Preferred Legends

     NEITHER THIS PREFERRED STOCK NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS PREFERRED STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

     NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN EXCHANGE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, DATED AS OF AUGUST 3, 1999, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

     Conversion Shares Legends

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS COMMON STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL

     SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

     NOTWITHSTANDING THE FOREGOING, THESE SHARES OF COMMON STOCK ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN EXCHANGE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, DATED AS OF AUGUST 3, 1999, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

8.   Miscellaneous.

     8.1 Assignment and Power of Attorney. For purposes of affecting the exchange of the Series 13 Preferred in accordance with the terms of this Agreement at the Closing, the Subscriber does hereby assign all of its right, title and interest in and to the Series 13 Preferred to the Company and irrevocably makes, constitutes and appoints the Company as the true and lawful agents and attorneys-in-fact of the Subscriber ("Attorney-In-Fact") with full power and authority (except as provided below) to act hereunder individually, or through duly appointed successor attorneys-in-fact, in its sole discretion, all as hereinafter provided, in the name of, for and on behalf of the Subscriber, as fully as could the Subscriber if present and acting in person, with respect to all matters in connection with the transfer of the Series 13 Preferred.

     8.2 Amendment; Waiver. Neither this Agreement nor the Warrants shall be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement or the Warrants may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement or the Series 10 Warrants shall be deemed to, or shall constitute a waiver of, any other provision hereof or thereof (whether or not similar), nor shall nay such waiver constitute a continuing waiver.

     8.3 Binding Effect; Assignment. Neither this Agreement nor the Series 10 Warrants, or any rights or obligations hereunder or thereunder, are assignable by the Subscriber.

     8.4 Governing Law; Litigation Costs. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware without giving effect to such State's conflicts of laws provisions. Each of the Company and the Subscriber expressly and irrevocably consent to the jurisdiction and venue of the federal courts located in Wilmington, Delaware. Each of the parties agrees that in the event either party brings an action to enforce any of the provisions of this Agreement or to recovery for an alleged breach of any of the provisions of this

          Agreement, each party shall be responsible for its own legal costs and disbursements during the pendency of any such action; provided, however, that after any such action has been reduced to a final, unappealable judgment, the prevailing party shall be entitled to recover from the other party all reasonable, documented attorneys' fees and disbursements and court costs from the other party.

     8.5 Severability. Any term or provisions of this Agreement or the Series 10 Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof affecting the validity or enforceability of such provision in any other jurisdiction.

     8.6 Headings. The captions, headings and titles preceding the text of each or any Section, subsection or paragraph hereof are for convenience of reference only and shall not affect the construction, meaning or interpretation of this Agreement or the Warrants or any term or provisions hereof or thereof.

     8.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Upon delivery of an executed counterpart by the undersigned Subscriber to the Company, which in turn is executed and delivered by the Company, this Agreement shall be binding as one original agreement between Subscriber and the Company.

     8.8 Transfer Taxes. Each party hereto shall pay all such sales, transfer, use, gross receipts, registration and similar taxes arising out of, or in connection with, the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") as are payable by such party under applicable law, and the Company shall pay the cost of any documentary stock transfer stamps, if any, to be affixed to the certificates representing the Shares to be sold.

     8.9 Entire Agreement. This Agreement, along with the Series 10 Warrants and the Series 16 Preferred Certificate of Designations, merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter set forth herein and therein.

     8.10 Authority; Enforceability. The Subscriber is duly authorized to enter into this Agreement and to perform all of its obligations hereunder. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall be enforceable against the Subscriber in accordance with its terms.

     8.11 Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing, by hand or by fax, by certified or registered mail, return receipt requested, postage prepaid, or by U. S. Express Mail service, or by private overnight mail service (e.g., Federal Express). Any such notice shall be deemed to have been given (i) on the business day actually received if given by hand or by fax, (ii) on the business day immediately subsequent to mailing, if sent by U.S. Express Mail service or private overnight mail service, or (iii) five (5) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.11:

          If to the Company:  Dr. Louis F. Centofanti
                              Perma-Fix Environmental
                              Services, Inc.
                              1940 Northwest 67th Place
                              Gainesville, Florida  32653
                              Fax No.: (352) 373-0040

          with copies         Irwin H. Steinhorn, Esquire
          simultaneously      Conner & Winters
          by like means to:   One Leadership Square, Suite 1700
                              211 North Robinson
                              Oklahoma City, Oklahoma  73102
                              Fax No.: (405) 232-2695


          If to the           Herbert Strauss
          Subscriber:         RBB Bank Aktiengesellschaft
                              Burgring 16, 8010 Graz, Austria
                              Fax No.: 011-43-316-8072 ext. 392

     8.12 No Third Party Beneficiaries. This Agreement and the rights, benefits, privileges, interests, duties and obligations contained or referred to herein shall be solely for the benefit of the parties hereto and no third party shall have any rights or benefits hereunder as a third party beneficiary or otherwise hereunder.

     8.13 Public Announcements. Neither Subscriber nor any officer, director, stockholder, employee, affiliate or affiliated person or entity of Subscriber, shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the express prior approval of the Company.

     8.14 Conflicts with Subscription Agreement. In the event of a conflict between the terms of the Subscription
          Agreement and the terms of this Agreement, this Agreement shall control in all respects.

     IN WITNESS WHEREOF, the Company and the undersigned Subscriber have each duly executed this Agreement on the 3rd day of August, 1999.

                                   PERMA-FIX ENVIRONMENTAL
                                   SERVICES, INC.


                                   By /s/ Louis Centofanti
                                     ____________________________
                                     Dr. Louis F. Centofanti
                                     Chief Executive Officer

                                   RBB BANK AKTIENGESELLSCHAFT


                                   By /s/ Herbert Strauss
                                     ____________________________
                                     Herbert Strauss
                                     Headtrader